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                                                                       Exhibit J






               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Financial Highlights," "Other Service Providers," and "Financial Statements" in Post-Effective Amendment No. 16 under the Securities Act of 1933 and Amendment No. 18 under the Investment Company Act of 1940 in the Registration Statement (Form N-1A No. 33-38461) and related Prospectus and Statement of Additional Information of Nicholas-Applegate Fund, Inc. and to the incorporation by reference therein of our report dated January 25, 2002, with respect to the financial statements and financial highlights of Nicholas-Applegate Growth Equity Fund, included in the annual report for the year ended December 31, 2001, filed with the Securities and Exchange Commission.





Los Angeles, California
February 26, 2002